Exhibit 99.1

FOR IMMEDIATE RELEASE

June 15, 2011

Contact:

Cloud Peak Energy Inc.

Karla Kimrey

Vice President, Investor Relations

720-566-2900

Cloud Peak Energy Successful Bidder for

West Antelope II South Coal Tract

Gillette, WY, June 15, 2011 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (PRB) coal company, today announced its successful bid for the West Antelope II South Coal Tract, which was previously nominated by the company’s Antelope mine.  The Bureau of Land Management (BLM) estimates this tract contains approximately 56 million tons of mineable coal.  At year-end 2010, the company’s Antelope mine had an estimated 252 million tons of coal reserves, and Cloud Peak Energy had an estimated total reserve of 970 million tons of coal.

Cloud Peak Energy successfully won the lease sale with a bid of approximately $49.3 million, or $0.875 per ton, based on the BLM’s estimate of 56 million mineable tons.  The company submitted a payment for approximately $9.8 million, which is the first of five equal payments for the federal coal lease. The BLM typically awards the lease within several months after selecting a winning bidder.  As previously disclosed, the West Antelope II Lease by Application (LBA) is subject to pending legal challenges filed by certain environmental organizations against the BLM and the Secretary of the Interior.

On May 11, 2011, Cloud Peak Energy announced its successful bid for the West Antelope II North Coal Tract, which the BLM estimates contains approximately 350 million tons of mineable coal.

“We’re very pleased with our acquisition of the West Antelope II South Coal Tract.  Together with our recent successful bid for the West Antelope II North Coal Tract, these tracts are expected to more than double the reserves at the Antelope mine and, along with the additional coal within an existing State of Wyoming lease near our Antelope mine, add more than 12 years of production,” said Colin Marshall, President and Chief Executive Officer.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play Powder River Basin (PRB) coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal.  The company owns and operates three surface coal mines in the

PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek mine is located near Decker, Montana.  With approximately 1,500 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately 4 percent of the nation’s electricity.

SOURCE: Cloud Peak Energy Inc.

Cloud Peak Energy Inc.
Karla Kimrey, 720-566-2900
Vice President, Investor Relations

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Cautionary Note Regarding Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning.  Forward-looking statements are based on management’s current expectations or beliefs, as well as assumptions and estimates regarding our company, industry, economic conditions, government regulations and energy policies and other factors.  Forward-looking statements may include, for example, (1) our estimates of proven and probable coal reserves, future production and reserve life, (2) BLM’s timing to award the coal lease for the West Antelope II LBA and the timing of future LBAs, (3) our ability to obtain all required regulatory permits and approvals to mine newly acquired coal tons in a timely and cost-effective manner, (4) the impact of pending or future third party litigation and regulatory challenges, (5) business development and growth initiatives; and (6) other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements.  For a discussion of some of the factors that could adversely affect our future results, refer to the risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release, whether as a result of new information, future events or otherwise, except as required by law.